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                                                                     EXHIBIT 8.1

                      [FOTENOS & SUTTLE, P.C. LETTERHEAD]

                                                                November 4, 1996

Cronos Capital Corp., as
  General Partner of Cronos Global
  Income Fund XVI, L.P.
444 Market Street, 15th Floor
San Francisco, California 94111

Ladies and Gentlemen:

     You have requested our opinion as to certain Federal income tax matters concerning Cronos Global Income Fund XVI, L.P., a California limited partnership (the "Partnership").

     We are acting as counsel for the Partnership in connection with the offering of interests in the Partnership (the "Units") and certain other matters concerning the proposed organization and activities of the Partnership. In this connection, we have participated in the preparation of the Registration Statement on Form S-1, and Post-Effective Amendment No. 1 thereto, describing the Partnership's activities (the "Prospectus"), in which specific opinions as to certain Federal income tax matters are attributed to us in the Section entitled "Tax Aspects." With respect to the factual determinations underlying such opinions, we have (i) examined such documents, records, and other instruments as we deem necessary or appropriate, including, without limitation, the Prospectus, the amended and restated Limited Partnership Agreement of the Partnership (the "Partnership Agreement"), and (ii) relied upon representations and statements of Cronos Capital Corp., a California corporation (the "General Partner").

     Based on such examination, representations and statements, we have assumed for purposes of this opinion that: (i) an economic profit could be realized from an investment in the Partnership, (ii) each investor in the Partnership will be motivated in substantial part by the potential for economic profit, separate and apart from the tax benefits anticipated from an investment in the Partnership,
(iii) the cost to the Partnership of acquiring the equipment to be leased by the Partnership will not be in excess of the equipment's fair market value, and (iv) the Partnership will be formed and operated in accordance with applicable California laws, in accordance with applicable laws of those other states in which the equipment to be leased by the Partnership is or becomes located, and the terms and provisions of the Partnership Agreement and the Prospectus. The General Partner has represented to us that it believes these assumptions to be reasonable, and we have no basis for believing otherwise.

     Based upon the foregoing and in reliance thereon, we are of the opinion that the Section in the Prospectus entitled "Tax Aspects" and that portion of the Section entitled "The Risk Factors" expressly dealing with Federal income taxation fully and fairly address the material Federal income tax issues relating to an investment in the Partnership by the typical investor (i.e., an individual in the 28%-31% Federal income tax bracket), including all of those issues which involve the reasonable possibility of a challenge by the Internal Revenue Service; (ii) we have expressed our opinion, or the basis of our inability to express an opinion, on the material Federal income tax issues relating to an investment in the Partnership by the typical investor (as aforesaid); and (iii) we are of the opinion that a typical investor (as aforesaid) in the Partnership will more likely than not realize the majority of the tax benefits described in the Prospectus as being available to investors in the Partnership.

     Based upon and subject to the foregoing, we wish further to advise you that the Section of the Prospectus entitled "Tax Aspects" and that portion of the Section entitled "The Risk Factors" expressly dealing with Federal income tax consequences of investing in the Partnership accurately
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Cronos Capital Corp.
November 4, 1996
Page 2

reflect our opinion as to those matters set forth therein as to which an opinion is specifically attributed to us, subject to the qualifications and discussions set forth therein.

     The legal conclusions expressed in this opinion are based upon (i) the facts as stated in the Prospectus, as amended on or prior to the date hereof, and the documents, representations, assumptions and statements to which reference is made in the Prospectus and herein, and (ii) existing case law precedent, the existing provisions of the Internal Revenue Code of 1986, as amended to the date hereof, the Treasury Regulations, and the administrative pronouncements with respect thereto. Any inaccuracy in any such fact, representation, assumption or statement, any amendment to such documents, any material adverse change in the affairs of the Partnership as described in the Prospectus, or any retroactive change in law, could have the effect of changing all or a part of this opinion.

     The financial statements and other financial and statistical data contained in the Prospectus were not prepared or passed upon by us. We have no expertise in preparing or passing upon such statements or data, and we express no opinion or belief as to their accuracy.

     In rendering this opinion, we have reviewed only the laws of the United States. Accordingly, we express no opinion as to the effect on the transactions described herein of any other laws. We are opining only as to the matters expressly set forth in this letter. No opinions are being rendered, and none should be inferred, as to any other matters.

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us as experts in taxation under the "Experts" Section thereof.

                                         Respectfully submitted,

                                         /s/ FOTENOS & SUTTLE, P.C.